Exhibit 4.5

ACCESS PHARMACEUTICALS, INC.

2005 EQUITY INCENTIVE PLAN

Stock Option Agreement

     This Agreement dated as of            , 20    , between Access Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in paragraph 1 below, currently residing at the address set out at the end of this Agreement (the “Optionee”).

     1. Grant of Option. Pursuant and subject to the Company’s 2005 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee identified in the table below, an option (the “Option”) to purchase from the Company all or any part of a total of the number of shares identified in the table below (the “Optioned Shares”) of the common stock, par value $.01 per share, in the Company (the “Stock”), at the exercise price per share set out in the table below.

Optionee

Number of Shares

Exercise Price Per Share

Grant Date

Expiration Date

     2. Character of Option. This Option      1/ intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     3. Expiration of Option. This Option shall expire at 5:00 p.m. on Expiration Date or, if earlier, the date specified in whichever of the following applies:

          (a) If the termination of your employment or other association is on account of your death or disability, the first anniversary of the date your employment ends.

          (b) If the termination of your employment or other association is due to any other reason, three (3) months after your employment or other association ends.

     4. Exercise of Option.

1/Either “is” or “is not”, as the Committee has determined.

          (a) Until this Option expires, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table.

Number of Shares	Initial Exercise Date
in Each Installment	for Shares in Installment

     5. Transfer of Option. You may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.

     6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards).

     7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

     8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice. In particular, you acknowledge that in any event this Option will not be treated as an Incentive Option as to any shares acquired under this Option

          (a) more than twelve months after your employment ends, if your employment ends on account of your death or total and permanent disability, or,

          (b) more than three months after your employment ends, if your employment ends in any other circumstance.

     In Witness Whereof, the parties have executed this Agreement as a sealed instrument as of the date first above written.

ACCESS PHARMACEUTICALS, INC.

By:
Signature of Optionee

Title:

Optionee’s Address:

ACCESS PHARMACEUTICALS, INC.

2005 EQUITY INCENTIVE PLAN

Option Exercise Form

Access Pharmaceuticals, Inc.
2600 North Stemmons Freeway
Suite 176
Dallas, Texas 75207-2107

     Attention: Chief Financial Officer

Dear Sir:

     In accordance with and subject to the terms and conditions of the Access Pharmaceuticals, Inc. 2005 Equity Incentive Plan, I hereby elect to exercise my option granted under the agreement dated ____________, to purchase _______________( ______) shares of the common stock, par value $.01 per share, in Access Pharmaceuticals, Inc. (the “Company”).

     Enclosed herewith is payment to the Company in the amount of _______________ Dollars ($ ____________) in full payment of the option price for said shares.

     I hereby represent and warrant that I am acquiring the shares purchased hereunder for investment and not with a view to the sale or distribution thereof. I acknowledge I understand that such shares have not been registered under the Securities Act of 1933, as amended (the “Act”), by reason of their issuance in a transaction exempt from the registration requirement of the Act pursuant to Section 4(2) thereof and that the shares may not be resold or otherwise transferred except pursuant to a registration statement which has become effective under the Act unless the Company determines that such resale or other transfer may be effected without registration under the Act by virtue of an exemption therefrom.

Sincerely yours,